Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

July 22, 2024

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Prospectus Supplement filed on July 22, 2024 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 filed on August 4, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time by the selling stockholders identified in the Prospectus Supplement (the “Selling Stockholders”) of up to (i) 114,949,109 shares of the Company’s Class A common stock, par value $0.01 per share, (the “Exchangeable Notes Shares”), issuable upon exchange of certain 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Exchangeable Notes”) issued by Muvico, LLC (“Muvico”), a wholly owned subsidiary of the Company, and (ii) 13,868,219 shares of the Company’s Class A common stock, par value $0.01 per share (the “Additional Exchangeable Notes Shares”, and together with the Exchangeable Notes Shares, the “Shares”) issuable upon exchange of certain additional Exchangeable Notes (the “Additional Exchangeable Notes”) that the Selling Stockholders are entitled to purchase at their option, in each case, including shares of the Company’s Class A common stock that may become issuable to the Selling Stockholders as a result of the issuance by Muvico of additional Exchangeable Notes as payment-in-kind interest on the Exchangeable Notes and Additional Exchangeable Notes;

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement and the form of prospectus included therein, (ii) the Prospectus Supplement, (iii) the Securities Purchase Agreement, dated as of July 22, 2024, by and between the Company, Muvico and the Selling Stockholders, (iv) the Indenture dated as of July 22, 2024 (the “Exchangeable Notes Indenture”), by and between the Company, Muvico and GLAS Trust Company LLC, as trustee and collateral agent; (v) the Third Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto, filed with the Secretary of State of the State of Delaware, (vi) the Fourth Amended and Restated Bylaws of the Company, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered or issued as contemplated by the Registration Statement and the Prospectus Supplement, (ii) the Exchangeable Notes Indenture, the Exchangeable Notes and Additional Exchangeable Notes have been duly authorized and validly executed and delivered by the parties thereto (other than the Company and Muvico, as applicable), (iii) AMC has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement and Prospectus Supplement by reference and (iv) all Shares will be issued, offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement.

We express no opinion to the extent that, notwithstanding its current reservation of Shares, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company would cause the Exchangeable Notes and any Additional Exchangeable Notes to be convertible into more Shares than the number that then remain authorized but unissued. Further, we have assumed the Exchange Price (as defined in the Exchangeable Notes Indenture) will not be adjusted to an amount below the par value per share of the Shares.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized, and when issued upon exchange of the Exchangeable Notes or any Additional Exchangeable Notes in accordance with the terms therein and the Exchangeable Notes Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Prospectus Supplement and to the reference to our firm therein. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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